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                                                                  Exhibit 12

               AMERICAN GENERAL FINANCE, INC. AND SUBSIDIARIES
              Computation of Ratio of Earnings to Fixed Charges
                                 (Unaudited)



                                                        Three Months Ended
                                                             March 31,
                                                        2000          1999
                                                      (dollars in thousands)
Earnings:
  Income before provision for income
    taxes                                             $ 93,651      $ 79,739
  Interest expense                                     163,141       137,545
  Implicit interest in rents                             3,966         3,692

Total earnings                                        $260,758      $220,976


Fixed charges:
  Interest expense                                    $163,141      $137,545
  Implicit interest in rents                             3,966         3,692

Total fixed charges                                   $167,107      $141,237


Ratio of earnings to fixed charges                        1.56          1.56